EXHIBIT 23.2

KPMG LLP

515 Broadway

Albany. NY 12207-2974

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merchants Bancshares, Inc.:

We consent to the use of our report dated March 5, 2013, with respect to the consolidated statements of income, comprehensive income, changes in shareholder's equity, and cash flows of Merchants Bancshares, Inc. and subsidiaries (the "Company") for the year ended December 31, 2012, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

/s/ KPMG LLP

Albany, New York

July 31, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.